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                                                                EXHIBIT 10.36



               SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

                         DATED AS OF SEPTEMBER 22, 1997

                                 BY AND BETWEEN

                         LITHIUM TECHNOLOGY CORPORATION

                                       AND

                                LITHIUM LINK LLC





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                                TABLE OF CONTENTS




SECTION 1:  DEFINITIONS AND TERMS.........................................1

         1.1               Definitions....................................1

         1.2               Interpretation.................................4


SECTION 2:  AMOUNTS AND TERMS OF OBLIGATIONS..............................4

         2.1               Term Loans.....................................4

         2.2               Conversion of Term Notes.......................7

         2.3               Payments.......................................9

         2.4               Prepayments...................................10

         2.5               Security......................................10

         2.6               Registration Rights...........................10

         2.7               AMEX/NASDAQ Listing...........................18


SECTION 3:  REPRESENTATIONS AND WARRANTIES...............................19


SECTION 4:  CONDITIONS PRECEDENT.........................................26

         4.1               Conditions Precedent to Each Funding..........26

         4.2               The Lender's Term Loan A Closing Conditions...27

         4.3               Conditions Precedent to Subsequent Fundings...28

         4.4               Company's Conditions to Each Funding..........29

         4.5               The Company's Term Loan A Closing Conditions..29


SECTION 5:  AFFIRMATIVE COVENANTS........................................30

         5.1               Use of Proceeds; Anti-dilution................30

         5.2               Indemnity.....................................31

         5.3               Reservation of Shares.........................32

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                           TABLE OF CONTENTS (CONT'D)



         5.4               Election of Director..........................32

         5.5               No Pledge of Patent Rights....................33

         5.6               Funding of Terms Loans........................33

         5.7               Indemnity.....................................33

         5.8               Confidentiality...............................33

         5.9               Strategic Commercialization Alliance..........34


SECTION 6:  DEFAULT AND REMEDIES.........................................34

         6.1               Events of Default Defined.....................34

         6.2               Remedies Upon Event of Default................34


SECTION 7:  RESERVED.....................................................35


SECTION 8:  MISCELLANEOUS................................................35

         8.1               Transfer of Securities........................35

         8.2               Legends.......................................35

         8.3               Removal of Legends............................36

         8.4               Assignability; Successors.....................36

         8.5               Survival......................................37

         8.6               Governing Law.................................37

         8.7               Counterparts: Headings........................37

         8.8               Entire Agreement, Amendments..................37

         8.9               Notices.......................................37

         8.10              Severability..................................38

         8.11              Conflicts and Ambiguities.....................38


LIST OF EXHIBITS.........................................................39


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               SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT



         THIS SENIOR SECURED CONVERTIBLE NOTE PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of September, 1997, by and between LITHIUM TECHNOLOGY CORPORATION, a Delaware corporation (the "Company"), which has its principal office at 5115 Campus Drive, Plymouth Meeting, Pennsylvania 19462 and LITHIUM LINK LLC, a Delaware limited liability company (together with its permitted assigns and permitted transferees, the "Lender"), which has its principal office at 10000 Memorial Drive, Suite 920, Houston, Texas 77024.


                                    RECITALS

         WHEREAS, the Company and the Lender desire to enter into a credit arrangement whereby the Lender will extend to the Company a loan of Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00). The Lender desires to extend such credit to the Company, and the Company desires to accept such credit, on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    AGREEMENT
                        SECTION 1: DEFINITIONS AND TERMS
         1.1 Definitions. As used in this Agreement, the following terms have the following meanings.

         "Agreement" shall mean this Senior Secured Convertible Note Purchase Agreement, as amended, supplemented, modified or extended from time to time.

         "Business Day" shall mean a day other than a Saturday or Sunday on which banks generally are open for business in New York, New York.

         "Collateral" shall have the meaning assigned thereto in the Security Agreement.




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         "Consultant Warrant" shall mean the warrant in substantially the form of Exhibit A hereto between the Company and Interlink Management Corporation, as amended, supplemented, modified or extended from time to time.

         "Consulting Agreement" shall mean the consulting agreement in substantially the form of Exhibit B hereto between the Company and Interlink Management Corporation, as amended, supplemented, modified or extended from time to time.

         "Default" shall mean an Event of Default or an event which with the giving of notice or the passage of time or both would constitute an Event of Default.

         "Escrow Agreement" shall mean the escrow agreement is substantially the form of Exhibit C hereto by and among the Company, the Lender, and the Escrow Agent (as defined therein), as amended, supplemental, modified or extended from time to time.

         "Event of Default" shall have the meaning assigned thereto in Section
6.1 hereof.

         "Holders" shall mean, collectively, the Lender and all members of the Lender who hereafter become holders of the Term Notes or the Conversion Shares and any Permissible Transferees; and the term Holder shall mean any one of the Holders.

         "License Agreement" shall mean the license agreement in substantially the form of Exhibit D hereto between the Company and the Lender, as amended, supplemented, modified, or extended from time to time.

         "Obligations" shall mean the Term Loans and all other indebtedness of the Company to the Lender under the Term Notes.

         "Pledge Agreement" shall mean the pledge agreement in substantially the form of Exhibit E hereto between the Company and the Lender, as amended, supplemented, modified, or extended from time to time.

         "Permissible Transferee" shall mean any person who becomes a holder of the Term Notes or the Conversion Shares pursuant to Section 8.1.

         "Related Documents" shall mean the Term Notes, the Security Agreement, the License Agreement, the Consulting Agreement, the Consultant Warrant, the Escrow Agreement, the Subsidiary Guarantee, the Pledge Agreement, and all other certificates, resolutions, or other documents required or contemplated hereunder.

         "Security Agreement" shall mean the security agreement in substantially the form of Exhibit F hereto between the Company and

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the Lender, as amended, supplemented, modified or extended from time to time.

         "Subsidiary Guarantee" shall mean the guarantee agreement in substantially the form of Exhibit G hereto between Lithion Corporation and the Lender, as amended, supplemented, modified, or extended from time to time.

         "Term Loan A" shall mean the term loan made by the Lender to the Company pursuant to Section 2.1(a) hereof as evidenced by Term Note A in substantially the form of Exhibit 2.1(i) hereto, as amended, supplemented, modified or extended from time to time.

         "Term Loan B" shall mean the term loan made by the Lender to the Company pursuant to Section 2.1(b) hereof as evidenced by Term Note B in substantially the form of Exhibit 2.1(i) hereto, as amended, supplemented, modified or extended from time to time.

         "Term Loan C" shall mean the term loan made by the Lender to the Company pursuant to Section 2.1(c) hereof as evidenced by Term Note C in substantially the form of Exhibit 2.1(i) hereto, as amended, supplemented, modified or extended from time to time.

         "Term Loan D" shall mean the term loan made by the Lender to the Company pursuant to Section 2.1(d) hereof as evidenced by Term Note D in substantially the form of Exhibit 2.1(i) hereto, as amended, supplemented, modified or extended from time to time.

         "Term Loan E" shall mean the term loan made by the Lender to the Company pursuant to Section 2.1(e) hereof as evidenced by Term Note E in substantially the form of Exhibit 2.1(i) hereto, as amended, supplemented, modified or extended from time to time.

         "Term Loan F" shall mean the term loan made by the Lender to the Company pursuant to Section 2.1(f) hereof as evidenced by Term Note F in substantially the form of Exhibit 2.1(i) hereto, as amended, supplemented, modified or extended from time to time.

         "Term Loans" shall mean the term loans to the Company pursuant to
Section 2.1 hereof as evidenced by the Term Notes. "Term Loan" shall mean each of Term Loan A, Term Loan B, Term Loan C, Term Loan D, Term Loan E, and Term Loan F, respectively, and any such Term Loan individually, as the case may be.

         "Term Notes" shall mean the convertible promissory notes of the Company to the Lender in substantially the form of Exhibit 2.1(i) hereto issued form time to time hereunder to the Lender and evidencing an interest in the Term Loans, as amended, supplemented, modified, substituted for or extended from time to time. Individually, each of the Term Notes shall be deemed a "Term Note".


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         "Termination Date" shall mean July 1, 2002, or such earlier date on which the Obligations shall terminate as provided in Section 6.2, or such later date if extended pursuant to mutual agreement between the Lender and the Company.

         "UCC" shall mean the Uniform Commercial Code of the Commonwealth of Pennsylvania, as amended from time to time.

         1.2 Interpretation. The words "hereof," "herein" and "hereunder" and words of a similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, Schedule and Exhibit references contained in this Agreement are references to sections, schedules and exhibits in or to this Agreement unless otherwise specified.


                   SECTION 2: AMOUNTS AND TERMS OF OBLIGATIONS

         2.1 Term Loans. The Lender agrees to lend to the Company, and the Company agrees to borrow from the Lender, the aggregate principal amount of Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00) (the "Investment Amount"). The Lender agrees to fund the Investment Amount to the Company in not more than six payments (each a "Term Loan" as defined hereinabove) in accordance with the following, subject to the satisfaction of the applicable conditions precedent set forth in Sections 4.1, 4.2 and/or 4.3 hereof and to the terms and other conditions hereinafter set forth (except to the extent waived in writing by the Lender):

         (a) Term Loan A in the principal amount of One Million Three Hundred Seventy Thousand and 00/100 Dollars ($1,370,000.00) comprised of the increments set forth in Exhibit 2.1(a) hereto including $500,000 principal amount of bridge loans received by the Company in July and August 1997 from certain members of the Lender (the "July/August Bridge Loans") will be funded to the Company (net of the $500,000 July/August Bridge Loan as defined above previously received by the Company) in one lump sum on the date hereof ("Funding Date A"), subject to:
(1) the Lender's receipt on or before Funding Date A of the Company's spending plan covering the period commencing on Funding Date A (attached hereto as Exhibit 2.1(a)) and (2) the execution and delivery of the Related Documents by the Company and the Lender.

         (b) Term Loan B in the principal amount of Seven Hundred Thousand and 00/100 Dollars ($700,000.00) will be funded to the Company in one lump sum on or before the first Business Day of November, 1997 ("Funding Date B").

         (c) Term Loan C in the principal amount of Six Hundred Thousand and 00/100 Dollars ($600,000.00) will be funded to the

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Company in one lump sum on or before the first Business Day of January, 1998
("Funding Date C").

         (d) Term Loan D in the principal amount of Five Hundred Fifty Thousand and 00/100 Dollars ($550,000.00) will be funded to the Company in one lump sum on or before the first Business Day of March, 1998 ("Funding Date D").

         (e) Term Loan E in the principal amount of Five Hundred fifty Thousand and 00/100 Dollars ($550,000.00) will be funded to the Company in one lump sum on or before the first Business Day of May, 1998 ("Funding Date E").

         (f) Term Loan F in the principal amount of One Million Seven Hundred Thirty Thousand and 00/100 ($1,730,000.00) will be funded to the Company in one lump sum on or before the first Business Day of July, 1998 ("Funding Date F").

         (g) By 10:00 a.m. New York City time on the date of each Term Loan the Lender or the Escrow Agent (as the case may be) shall tender the principal amount of such Term Loan to the Company at the Company's offices described above or cause the principal amount of such Term Loan to be wire transferred to the Company's account in immediately available funds in accordance with wire instructions furnished by the Company. The Lender agrees to fund each of the Term Loans on or before the respective funding date specified therefor (each such funding including any Acceleration Request (as defined in paragraph (l) below) being referred to herein as a "Funding" and collectively as the "Fundings"), subject only to the satisfaction of the conditions expressly set forth in this Agreement and without set-off, counterclaim, or deductions of any kind.

         (h) The Company shall pay the entire aggregate principal amount of the Term Loans on the Termination Date. Interest shall accrue on the aggregate principal amount of Five Million Five Hundred Thousand and 00/100 Dollars ($5,500,000.00) commencing on Funding Date A, subject to any failure to fund as a result of the Lender's breach of this Agreement, at a rate per annum equal to eight and one-half (8.5%) percent. Interest shall be computed and based on the actual number of days elapsed in a year of 365 days. Accrued interest on each of the Term Notes shall be due and payable (unless converted into the Company's common stock as provided for herein) annually on the anniversary of Funding Date A, and all interest that accrues after the last such anniversary preceding the Termination Date shall be due and payable on the Termination Date. Principal amounts paid or prepaid on the Term Loans may not be reborrowed. Interest shall not accrue and be due with respect to any principal amount prepaid or converted into common stock, provided, however, that nothing contained herein shall be deemed to terminate or eliminate the Company's liability for interest accrued and unpaid through the date of such prepayment or conversion. In

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the event that a funding scheduled to occur after Funding Date A does not occur as the result of a failure of one or more conditions set forth in Section 4.1 and/or Section 4.3 hereof (which failure is not waived by the Lender), then upon written certified notice from the Lender to the Company with respect to such failure (the "Failure Notice"): (A) the interest on the unfunded Investment Amount shall terminate (provided that nothing contained herein shall be deemed to terminate or eliminate the Company's liability for interest accrued and unpaid on the Investment Amount through any such Failure Notice) and (B) the interest on the Escrow Account shall thereupon be for the account of the Lender and the Failure Notice shall constitute the Escrow Agent's authorization and direction from the Company and the Lender to credit and pay to the Lender any and all interest earned on the Escrow Account after the date of the Failure Notice, provided that nothing contained herein shall be deemed to terminate or eliminate the Company's right to the interest earned and unpaid on the Escrow Account through such Failure Notice. In addition, in the event of the issuance of a Failure Notice by the Lender and the continued failure and non-waiver of the condition(s) certified therein for a period of six (6) months commencing on the date of the Failure Notice, then the Lender shall have the right to elect to terminate its obligation to provide further Fundings, and written certification of such election (the "Termination Notice") to the Company and Escrow Agent shall constitute the Escrow Agent's authorization and direction from the Company and the Lender to terminate and close the Escrow Account and pay all of the interest (earned after the Failure Notice) and principal in the Escrow Account to the Lender, and the Escrow Agreement shall be thereby terminated.

         (i) The Obligations of the Company hereunder and with respect to the Term Loans shall be evidenced by the Term Notes, each executed by an authorized officer of the Company and issued from time to time by the Company in accordance with this Agreement. Each Term Note issued hereunder shall be in substantially the form of Exhibit 2.1(i) hereof.

         (j) The Company may from time to time request funding of Term Loan B, Term Loan C, Term Loan D, Term Loan E, and/or Term Loan F or a portion thereof on a date sooner than the date specified above for any such funding (an "Acceleration Request") and any such Acceleration Request shall not be denied nor payment thereof be delayed by the Lender unless the Lender provides the Company with a timely "Response Letter" as defined below. An Acceleration Request shall be in writing signed by the Company's Chief Executive Officer, Chief Operating Officer or Chief Financial Officer and shall be accompanied by a written description of the Company's use of the proceeds so requested. Within five (5) Business Days after receipt of an Acceleration Request pursuant hereto, the Lender shall either (a) approve the request and fund to the Company the amount of the Acceleration Request in which case a Term Note in the amount of the Acceleration Request shall be issued to the Lender

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subject to the satisfaction of the conditions precedent set forth in Sections
4.1 and 4.3 hereof and to the terms and other conditions hereinafter set forth (except to the extent waived in writing by the Lender), and the Lender and the Company shall promptly issue written instructions to the Escrow Agent with respect to the funding of the Acceleration Request so approved or (b) deny the request for reasons that shall be set forth in a detailed writing to the Company (the "Response Letter"). In the event that any Acceleration Request is denied by the Lender in accordance with this Agreement, such denial shall not prejudice the rights and obligation of the Company to receive, nor relieve or otherwise modify the continuing obligation of the Lender to fund, in full each of the Term Loans due thereafter. The principal amount of any and all Term Loans made by the Lender pursuant to an approved Acceleration Request shall be deemed to reduce dollar for dollar the principal amount that the Company shall borrow under the Terms Loans and shall be deemed to reduce first the principal amount that shall be borrowed under each Term Loan in the reverse order contemplated under this
Section 2.1 commencing with Term Loan F.

         2.2 Conversion of Term Notes. (a) At any time after the date of this Agreement and prior to July 1, 2002, the outstanding principal amount of any Term Note, and all accrued interest thereon, in whole or in part, may be converted by the Lender into shares of the Company's common stock (the "Conversion Shares") at the rate of $.28 per share (the "Conversion Price").

         (b) Interest may be paid either in cash or in common stock of the Company. The Company's right to pay interest in common stock shall supersede and override the Lender's right to receive payment of interest in cash. In the event the Lender elects to take payment of interest in the Company's common stock and/or the Company elects to make payment of interest in common stock, the party making such election shall furnish the other party with written notice of such election (the "Notice of Interest Conversion") and such notice shall specify the amount of interest to be so converted and all other necessary information.

         (c) Each conversion of all or any portion of any Term Note will be deemed to have been effected as of the close of business on the date on which the Term Note has been surrendered at the principal office of the Company. Each conversion of all or any portion of any interest due on any Term Note will be deemed to have been effected as of the close of business on the date on which the Notice of Interest Conversion is received by the addressee thereof. At such time as such conversion has been effected, to the extent that any portion of the Term Note is converted, the rights of the Lender with respect to such portion shall cease and the Lender shall be deemed to have become the holder of record of the shares of Conversion Shares represented thereby.


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         (d) As soon as practicable after a conversion has been effected, the
Company will deliver to the Lender:

                  (i) a certificate or certificates representing the number of shares of Conversion Shares issuable by reason of conversion in the name of the Lender and in such denomination or denominations as the Lender has specified; and

                  (ii) a new Term Note representing any principal balance which was not converted into Conversion Shares in connection with such conversion.

         (e) The issuance of certificates for Conversion Shares upon conversion of any Term Note and/or interest will be made without charge to the Lender for any issuance tax in respect thereof or other cost incurred by the Company in connection with such conversion and the related issuance of Conversion Shares.

         (f) The Company shall at all times have authorized, reserved and set aside a sufficient number of shares of its common stock for the conversion of all shares with respect to all Term Notes and interest then outstanding.

         (g) The Conversion Price in effect at any time and the number and kind of securities purchasable upon the exercise of the Term Notes shall be subject to adjustment from time to time upon the happening of certain events as follows after the date hereof and through and including the first anniversary of the date of this Agreement:

                  (i) In case the Company shall (1) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (2) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (3) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock immediately prior to such action. Such adjustment shall be made each time any event listed above shall occur.

                  (ii) If the Company shall, at any time after the date hereof and through and including the earlier of (A) the conversion and/or payment in full of the Term Notes or (B) the eighteen-month anniversary of the date of this Agreement, issue or sell additional shares of Common Stock or securities convertible into shares of

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Common Stock, or rights, options or warrants to purchase Common Stock except as set forth in the last sentence of Section 5.1(b) hereof (the "Additional Common Stock"), the Conversion Price shall be subject to adjustment as follows. If the price at which Additional Common Stock is issued or sold (the "Subscription Price") is less than both (i) the current fair market price of the Common Stock (as determined under Section 5.1(b) below) on the record date for such distribution and (ii) $.28 per share (adjusted for stock dividends, stock splits, and the like subsequent to the date hereof), the Conversion Price in effect immediately prior to such issuance shall be multiplied by a fraction, the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock which the aggregate Subscription Price of the total number of shares of Additional Common Stock issued or sold would purchase at the then current fair market price of the Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding on such record date plus the number of shares of Additional Common Stock issued or sold. Such adjustment shall be made each time Additional Common Stock is issued or sold and shall become effective immediately after the of issuance or sale.

                  (iii) Whenever the Conversion Price is adjusted pursuant to Subsections (i) or (ii) above, the number of Conversion Shares purchasable upon conversion of the Term Notes shall simultaneously be adjusted by multiplying the number of Conversion Shares initially issuable upon conversion of the Term Notes by the Conversion Price in effect on the date hereof and dividing the product so obtained by the Conversion Price, as adjusted.

                  (iv) All calculations under this Section 2.2(g) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

                  (v) Whenever the Conversion Price is adjusted, as herein provided, the Company shall promptly cause a notice setting forth the adjusted Conversion Price and adjusted number of Conversion Shares issuable upon exercise of each Term Note to be mailed to the Holder, at its last address appearing in the Company's Register. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this
Section 2.2(g), and a certificate signed by such firm or the Company's Chief Financial Officer shall be conclusive evidence of the correctness of such adjustment.

         2.3 Payments. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest on the Term Notes. All payments

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to be made hereunder or with respect to each Term Note shall be made directly to or at the direction of the Lender to the address or to the account(s) designated by the Lender. Upon payment by the Company to the Lender of all amounts due under a respective Term Note, the Company's obligations to pay such amounts shall be discharged.

         2.4 Prepayments. (a) The Term Loans and any and all interest thereon may be prepaid, in whole or in part, by the Company at any time, and from time to time, and without penalty, provided that no prepayment may be made by the Company until (a) the Company itself shall have received all of the Investment Amount (net of any funding, if any, failed to be made by the Lender in breach of this Agreement) and (b) the Lender and any Holders shall have received a written notice of the prepayment not less than thirty (30) days prior to such prepayment. Upon reasonable written request from time to time by the Company, the Lender shall promptly furnish the Company with a current list of the Holders setting forth their respective names, addresses, and principal amount of the Notes held.

         (b) In the event the Company issues a notice of prepayment to the Lender and the Lender desires to convert all or a portion of the Term Note(s) noticed for prepayment but, by the end of the 30-day notice period, the Lender is unable to tender the applicable Term Note(s) due to their loss and so notifies the Company in writing, then the notice period in such case shall be deemed extended for an additional fifteen (15) days and at the end of such fifteen (15) days, the Lender shall either (i) deliver the Term Note(s) (if located) to the Company for the desired conversion, (ii) deliver an indemnity satisfactory to the Company in lieu of the lost Term Note(s) and other documentation reasonably required by the Company, or (iii) in the absence of (i) and (ii) forfeit the right of conversion and accept the noticed prepayment. This
Section 2.4(b) shall be applicable to any transferee of the Term Notes.

         2.5 Security. Payment of all Obligations shall be secured by a first lien on the Collateral in accordance with this Agreement and the Security Agreement.

         2.6 Registration Rights. (a) Demand Registration. At any time after the date of this Agreement and prior to the third anniversary of this Agreement, the Holders of 4,000,000 shares of the Conversion Shares (adjusted in accordance with this Agreement by any subsequent stock splits, stock dividends, combinations, and the like) may demand registration under the Securities Act of 1933, as amended (the "Securities Act") of the Conversion Shares obtained pursuant to the conversion of any or all of the Term Notes or interest due thereon. Within ten (10) days after the receipt by the Company of any such demand, the Company will give written notice of such registration request to all Holders of Conversion Shares. The

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registration requested pursuant to this Section 2.6(a) is referred to herein as the "Demand Registration".

         (b) Number of Demand Registrations; Notice. The Lender (inclusive of the Holders) shall be entitled to a total of two (2) Demand Registrations. A Demand Registration may be exercised by the Holders not more than one time in any year commencing on Funding Date A or on an anniversary of Funding Date A. Subject to the limitations contained in the following paragraphs of this Section 2.6, after the receipt of such Demand Registration, (A) the Company will be obligated and required to include in such Demand Registration all Conversion Shares with respect to which the Company shall receive from Holders thereof, within thirty (30) days after the date on which the Company shall have given to all Holders a written notice of registration request pursuant to Section 2.6(a) hereof, the written requests of such Holders for inclusion in such Demand Registration, and (B) the Company will use its best efforts in good faith to effect promptly the registration of all such Conversion Shares.

         (c) Priority on Demand Registrations. If the Demand Registration is an underwritten offering, and the managing underwriters advise the Company in writing that in their opinion the number of shares of Conversion Shares requested to be included exceeds the number of shares of Conversion Shares which, under the current market conditions, can be sold in such offering at the price expected to be obtained for such shares by the Holders in a commercially reasonable sale, the Company will include in such registration prior to the inclusion of any securities which are not shares of Conversion Shares the number of shares of the Holders' Conversion Shares requested to be included which in the opinion of such underwriters can be sold, and the balance of the shares of Conversion Shares which the Holders requested to be included in such offering shall be withheld from sale for a period of time requested by the underwriters, but not to exceed twelve months from the effective date of this registration statement.

         (d) Restrictions on Demand Registration. The Company will not be obligated to effect a Demand Registration within one hundred twenty (120) days after the effective date of a registration statement in which Conversion Shares of the Holders are included pursuant to the Holders' exercise of "piggyback rights" pursuant to Section 2.6(e) hereof. The Company may postpone for a period not exceeding ninety (90) days the filing or the effectiveness of a registration statement for a Demand Registration if the Company provides the Holders with written notice that in the Company's good faith judgment such Demand Registration might have an adverse effect on any proposal or plan by the Company to engage in any acquisition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer, public offering or similar transaction, provided that, in such event, the Lender will be entitled to withdraw such Demand Registration request and that, if such request is withdrawn, such Demand Registration will not be considered one of the two (2) Demand Registrations to which the Lender is entitled.

         (e) Participation in Registered Offerings ("Piggyback Rights"). If the Company at any time or times after the date of this Agreement and prior to the third anniversary of this Agreement proposes or is required to register any of its shares or other equity securities for public sale for cash under the Securities Act (other than on Forms S-4 or S-8 or similar registration forms), it will at each such time or times give written notice to the Holders of Conversion Shares of its intention to do so. Upon the written request of any Holder of Conversion Shares given within twenty (20) days after receipt of any such notice, the Company shall use its best efforts to cause to be included in such registration any Conversion Shares held by the Holder or Conversion Shares obtainable upon conversion of the Holder's Term Notes and requested to be registered under the Securities Act and any applicable state securities laws; provided, that if the managing underwriter advises that less than all of the shares to be registered should be offered for sale so as not materially and adversely to affect the price or salability of the offering being registered by the Company, the Holders (but not the Company to the extent it desires to include shares for its own account) shall reduce on a pro rata basis the number of its shares to be included in the registration statement as required by the underwriter to the extent requisite to permit the sale or other disposition (in accordance with the intended method of disposition thereof as aforesaid) by the prospective seller or sellers of the securities so registered. The registration requested pursuant to this Section 2.6(e) is referred to herein as the "Piggyback Registration".

         (f) Number of Piggyback Registrations. The Lender (inclusive of the Holders) shall be entitled to a total of one (1) Piggyback Registration.

         (g) Obligations of the Holders. It shall be a condition precedent to the obligation of the Company to register any Conversion Shares pursuant to subsections (a) through (f) above that the Holders and Lender shall (i) furnish to the Company such information regarding the Conversion Shares held and the intended method of disposition thereof and other information concerning the Holders and Lender as the Company shall reasonably request and as shall be required in connection with the registration statement to be filed by the Company; (ii) agree to abide by such additional or customary terms affecting the proposed offering as are applicable to shareholders in any such registration as reasonably may be requested by the managing underwriter of such offering, including a requirement, if applicable, to withhold from the public market for a period of up to twelve months after any such offering, any shares excluded from the offering at the instance of the underwriter as permitted under subsections
(a) through (f) above,
and (iii) agree in writing in form satisfactory to the Company to pay all underwriting discounts and commissions applicable to the securities being sold by the Holders and/or Lender. If after a Demand Registration or Piggyback Registration becomes effective the Company advises the Holders and/or Lender that the Company considers it appropriate to amend or supplement the applicable registration statement, the Holders and/or Lender shall suspend further sales of the Conversion Shares until the Company advises the Holders and/or Lender that such registration statement has been amended or supplemented. The registration rights of this Section 2.6 are subject to the registration rights of Mitsubishi Materials Corporation relating to the Company's securities.

         (h) Registration Proceedings. If and whenever the Company is required by the provisions of subsections (a) through (f) above to effect the registration of Conversion Shares under the Securities Act, until the securities covered by such registration statement have been sold or for nine (9) months after effectiveness, whichever is the shorter period of time, the Company shall:

                  (i) Prepare and file with the SEC a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective;

                  (ii) Prepare and file with the SEC such amendments to such registration statement and supplements to the prospectus contained therein as may be necessary to keep such registration statement effective;

                  (iii) Furnish to the Holder and to the underwriters of the securities being registered such reasonable number of copies of the registration statement, preliminary prospectus, final prospectus and such other documents as such underwriters may reasonably request in order to facilitate the public offering of such securities;

                  (iv) Use its best efforts to register or qualify the securities covered by such registration statement under such state securities or Blue Sky Laws of such jurisdictions as the Holder may reasonably request within twenty (20) days following the original filing of such registration statement, except that the Company shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified;

                  (v) Notify the Holder, promptly after it shall receive notice thereof, of the time when such registration statement has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                  (vi) Notify the Holder promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information; and

                  (vii) Prepare and promptly file with the SEC and promptly notify the Holder of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event shall have occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances in which they were made, not misleading. Notwithstanding any provision herein to the contrary, the Company shall not be required to amend, supplement, or update a prospectus contained in a Demand Registration or Piggyback Registration if to do so would result in an unduly burdensome expense to the Company.

         (i) Expenses. With respect to each inclusion of Conversion Shares in a registration statement pursuant to subsections (a) through (f) above, all registration expenses, fees, costs and expenses of and incidental to such registration, inclusion and public offering in connection therewith shall be borne by the Company; provided, however, that the Lender and/or the Holders participating in the registration shall bear their own respective professional fees and their respective pro rata share of the underwriting discount and commissions. The fees, costs and expenses of registration to be borne by the Company shall include, without limitation, all registration, filing and NASD fees, printing expenses, fees and disbursements of counsel and accountants for the Company, fees and disbursements of counsel for the underwriter or underwriters of such securities (if the Company and/or selling security holders are required to bear such fees and disbursements), and all legal fees and disbursements and other expenses of complying with state securities or Blue Sky Laws of any jurisdiction in which the securities to be offered are to be registered or qualified.

         (j) Indemnification of the Holder. Subject to the conditions set forth below, in connection with any registration of Conversion Shares pursuant to subsections (a) through (f) hereof, the Company agrees to indemnify and hold harmless the Holder selling securities pursuant to said subsections, any underwriter for the Company or acting on behalf of the Holder selling securities and each person, if any, who controls the Holder, within the meaning of Section 15 of the Securities Act, as follows:

                  (i) Against any and all loss, claim, damage and expense whatsoever arising out of or based upon (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending any litigation, commenced or threatened, or any claim whatsoever based upon) any untrue or alleged untrue statement of a material fact contained in any preliminary prospectus (if used prior to the effective date of the registration statement), the registration statement or the prospectus (as from time to time amended and supplemented), or in any application or other document executed by the Company or based upon written information furnished by the Company filed in any jurisdiction in order to qualify the Company's securities under the securities laws thereof, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading, or any other violation of applicable federal or state statutory or regulatory requirements or limitations relating to action or inaction by the Company in the course of preparing, filing, or implementing such registered offering; provided, however, that the indemnity agreement contained in this subsection (j)(i) shall not apply to any loss, claim, damage, liability or action arising out of or based upon any untrue or alleged untrue statement or omission made in reliance upon and in conformity with any information furnished in writing to the Company by or on behalf of the Lender and/or the Holder expressly for use in connection therewith or arising out of any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading;

                  (ii) Subject to the proviso contained in subsection (j)(i) above, against any and all loss, liability, claim, damage and expense whatsoever to the extent of the aggregate amount paid in settlement of any litigation, commenced or threatened, or of any claim whatsoever based upon any untrue statement or omission (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any such litigation or claim) if such settlement is effected with the written consent of the Company; and

                  (iii) In no case shall the Company be liable under this indemnity agreement with respect to any claim made against such seller, underwriter or any such controlling person unless the Company shall be notified, by letter or by telegram confirmed by letter, of any action commenced against such persons, promptly after such person shall have been served with the summons or other legal process giving information as to the nature and basis of the claim. The failure to so notify the Company, if prejudicial in any material respect to the Company's ability to defend such claim, shall relieve the Company from its liability to the indemnified person under this subsection (j), but only to the extent that the Company was prejudiced. The failure to so notify the Company shall not relieve the Company from any liability which it may have otherwise than on account of this indemnity agreement. The Company shall be entitled to participate at its own expense in the defense of any suit brought to enforce any such claim, but if the Company elects to assume the defense, such defense shall be conducted by counsel chosen by it, provided such counsel is reasonably satisfactory to the sellers or controlling persons, defendants in any suit so brought. In the event the Company elects to assume the defense of any such suit and retain such counsel, the sellers, underwriter or controlling persons, defendants in the suit, shall, after the date they are notified of such election, bear the fees and expenses of any counsel thereafter retained by them, as well as any other expenses thereafter incurred by them in connection with the defense thereof; provided, however, that if the sellers, underwriter or controlling persons reasonably believe that there may be available to them any defense or counterclaim different than those available to the Company or that representation of such sellers, underwriters or controlling persons by counsel for the Company presents a conflict of interest for such counsel, then such sellers, underwriter and controlling person shall be entitled to defend such suit with counsel of their own choosing and the Company shall bear the fees, expenses and other costs of such separate counsel.

         (k) Indemnification of the Company. The Holders and/or Lender selling securities in any registered offering pursuant to subsections (a) through (f) above hereof agrees to indemnify and hold harmless the Company, each underwriter for the offering, and each of their officers and directors and agents and each other person, if any, who controls the Company and underwriter within the meaning of Section 15 of the Securities Act against any and all such losses, liabilities, claims, damages and expenses as are indemnified against by the Company under subsection (j) above; provided, however, that such indemnification by the Holders and/or Lender hereunder shall be limited to any losses, liabilities, claims, damages, or expenses to the extent caused by any untrue statement of a material fact or omission of a material fact (required to be stated therein or necessary to make statements therein not misleading), if any made (or in settlement of any litigation effected with the written consent of such sellers, alleged to have been made) in any preliminary prospectus, the registration statement or prospectus or any amendment or supplement thereof or in any application or other document in reliance upon, and in conformity with, written information furnished in respect of such seller by or on behalf of such seller expressly for use in any preliminary prospectus, the registration statement or prospectus or any amendment or supplement thereof or in any such application or other document or arising out of any action or inaction of such seller in implementing such registered offering. In case any action shall be brought against the Company, or any other person so indemnified, in respect of which indemnity may be sought against any seller, such seller shall have the rights and duties given to the Company, and each other person so indemnified shall have the rights and duties given to the Holders and/or Lender, by the provisions of subsection (j)(iii). The person indemnified agrees to notify the sellers promptly after the assertion of any claim against the person indemnified in connection with the sale of securities.

         (l) If the indemnification provided for in subsections (j) and (k) above are unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnified party, on one hand, and such indemnifying party, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, or liabilities (or actions in respect thereof). The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnified party, on one hand, or such indemnifying party, on the other hand, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person who has committed fraudulent misrepresentation (within the meaning of the Securities
Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof referred to above in this subsection (1) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.

         (m) Participation by Other Shareholders. The Company may agree with its shareholders, other than the Lender and Holders, or others to allow their participation in any registered offering, which may be requested pursuant to subsections (a) through (f) above, provided that the Lenders and Holders will have first priority in connection with the exclusion of any shares under subsection (c) above relating to a Demand Registration, subject to registration rights granted by the Company prior to the date hereof.

         2.7 AMEX/NASDAQ Listing. The Company and the Lender acknowledge and agree that it is in the best interests of the Company, the Lender, and the Company's stockholders for the Company to seek and achieve at the earliest practicable time the listing of the Company's securities for trading on the American Stock Exchange ("AMEX"), National Association of Securities Dealers Automated Quotation ("NASDAQ") system, or other similar exchange or listing of national recognition and quality. Toward that end, the Company and the Lender agree that if AMEX, NASDAQ or other such listing criteria (or the terms of obtainable waivers of such listing criteria) necessitate or make it advisable that the then-current balance of the Escrow Account be deposited into a bank account of the Company's and/or that the conditions set forth in Section

4.3(b) hereof be terminated, then the Company and the Lender shall promptly evaluate such action in good faith at such time.


                    SECTION 3: REPRESENTATIONS AND WARRANTIES

         In order to induce the Lender to enter into this Agreement, the Company hereby represents and warrants to the Lender as follows:

         3.1 The Company has been duly incorporated, is validly existing, and is in good standing under the laws of the State of Delaware with full corporate power and authority to own its property and to conduct its business as described in the Disclosure Documents and to enter into and perform its obligations under this Agreement and the Related Documents. The Company is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which such qualification is required, and is duly authorized, qualified and licensed under all laws, regulations ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner conducted and to own its properties and assets.

         3.2 As of Funding Date A the authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, 17,601,418 shares of which are issued and outstanding and 2,667,000 shares and 333,000 shares have been duly reserved for issuance pursuant to the Company's 1994 Stock Incentive Plan and Directors Stock Option Plan, respectively, 100,000 shares of Preferred Stock, par value $.01 per share, none of which are issued and outstanding. Attached as Schedule 3.2 as of Funding Date A, is a list of all outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which the Company is or may become obligated to issue (or as to which it has reserved for issuance) any shares of its capital stock or other securities of the Company, which names all persons entitled to receive such shares or other securities (and/or states their respective positions at the Company) and the shares or other securities required to be issued thereunder. The Company is not subject to any obligations (contingent or other) to repurchase or otherwise acquire or rescind the sale of any shares of any class of its stock or any securities, rights or options related thereto. All of the issued shares of capital stock of the Company have been duly and validly authorized and issued in material compliance with all applicable provisions of the Securities Act of 1933, as amended (the "Securities Act") and applicable state "blue sky" laws and regulations, are fully paid and non-assessable and will not subject the Lender to personal liability by reason of being a holder thereof. There are no preemptive rights of any shareholder of the Company with respect to any securities of the Company. The shares of common stock issuable upon conversion of the Term Notes have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable.

         3.3 The Disclosure Documents (as defined below) as of their respective dates of filing with the United States Securities and Exchange Commission ("SEC") and/or issuance to the media (as applicable) and this Agreement as of the date hereof do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The term "Disclosure Documents" shall mean: the Company's Report on Form 10-KSB for the year ended December 31, 1996, the Company's Report on Form 10-KSB for the year ended December 31, 1995, the Company's Reports on Form 10-QSB for the quarters ended March 31, 1996, June 30, 1996, September 30, 1996, March 31, 1997 and June 30, 1997, all of the Company's reports on Form 8-K filed with the SEC during 1996 and 1997, the Company's Registration Statement on Form SB-2 as filed with the SEC on September 3, 1996, as supplemented, the Company's Registration Statement on Form S-8 as filed with the SEC on October 9, 1996, as supplemented, and all of the Company's press releases issued during 1996 and 1997.

         3.4 The Term Notes have been duly authorized by the Company and, when issued, delivered and paid for pursuant to this Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         3.5 This Agreement and the Related Documents have been duly authorized, executed and delivered by the Company and constitute the valid and legally binding obligation of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. The security interest granted pursuant to the Security Agreement, upon perfection in accordance with applicable law, constitutes a perfected security interest as to the Collateral in favor of the Lender prior to all other security interests granted as to the Collateral as of the date hereof.

         3.6 Each of the Company and its subsidiary owns the Collateral and their respective other properties and assets free and clear of any Encumbrances (as defined below) except as set forth in the schedules hereto or for minor Encumbrances, if any, that are not substantial in amount, do not materially detract from the value of the Collateral and their respective other properties and assets subject thereto or interfere with the present use, and have not arisen other than in the ordinary course of the Company's business. The term "Encumbrance" shall mean any claim, lien, pledge, option, charge, easement, security interest, encumbrance or other right of third parties.

         3.7 The copies of the Certificate of Incorporation and By-Laws of the Company as currently in effect which have heretofore been delivered to the Lender are true, complete and correct.

         3.8 The Company's balance sheet as at June 30, 1997 and statement for operations for the three months then ended (unaudited), previously delivered to the Lender, fairly present the Company's financial condition as at such date and the Company's results of operations for the period then ended. Except as disclosed on Schedule 3.8, there has been no material adverse change since June 30, 1997, in the business, operations, assets, prospects or condition (financial or otherwise) of the Company or its business other than in the ordinary course of business.

         3.9. Neither the execution nor delivery of this Agreement, nor the consummation of any transaction contemplated hereby or by any of the Related Documents, including without limitation the issuance and sale of the Term Notes as provided herein, has constituted or resulted in or will constitute or result in a breach of the provisions of any mortgage, lease, license or other instrument, contract or agreement to which the Company is a party or by which it is bound, or the charter or by-laws of the Company or the violation of any judgment, decree, law or governmental or administrative order, rule or regulation which, singly or in the aggregate, may have any material adverse effect on the business, operations, assets, prospects or condition (financial or otherwise) of the Company. Except as disclosed on Schedule 3.9, the Company is not in default under any provision of its charter, by-laws, or under any provision of any mortgage, lease, license or other instrument, contract or agreement to which it is a party or by which it is bound or of any law, ordinance, approval, rule or regulation or any terms of any applicable order, judgment or decree of any court, arbitrator or governmental or administrative authority which, singly or in the aggregate, may have any material adverse effect on the business, operation, assets, prospects or condition (financial or otherwise) of the Company.

         3.10 There are no brokers', finders', or similar fees due from the Company in respect of the transactions contemplated by this Agreement or any of the Related Documents.

         3.11 Except as disclosed in Schedule 3.11 or in the financial statements referred to in Section 3.8 hereof, or arising in the ordinary course of business, or for obligations created pursuant to this Agreement and the Related Documents, the Company has no material liabilities for borrowed money (fixed or contingent, including without limitation any liabilities for money borrowed or any tax liabilities due or to become due) and will be subject to no material obligations under any contract or commitment of any kind.

         3.12 Except as disclosed on Schedule 3.12, there is neither pending nor, to the Company's knowledge and belief, threatened any action, suit, proceeding or claim, or any basis therefor, to which the Company is or may be named as a party or its property is or may be subject or which calls into question any of the transactions contemplated by this Agreement.

         3.13 Except as disclosed on Schedule 3.13, no consent, approval or authorization of, or filing with, any governmental authority is required in connection with the Company's valid execution, delivery or performance of this Agreement and the Related Documents, or the consummation of any other transaction to be consummated at each Funding.

         3.14 Except as disclosed on Schedule 3.14 and to the extent of the collateral security interest of the Lender therein (if any), the Company has or has the right to use all patents, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights, licenses, trade secrets, permits, authorizations and other rights, as are necessary for the conduct of its business, all of which are in full force and effect, and the Company is in substantial compliance with the foregoing without any infringement of, adverse claim in respect of or known conflict with the valid rights of others which could affect or impair in a material manner the business or assets or financial condition of the Company. The Company has previously delivered to the Lender a schedule listing all material patents, patent applications, licenses, copyrights and similar intellectual property rights of the Company. All material items of intellectual property used by the Company's business are or will be made subject to patent, copyright, trade secret or other appropriate legal protection, subject to the Company's judgment in light of all circumstances, and the Company is under no obligation to compensate any other Person for the use thereof. The Company has substantially complied with all of its obligations of confidentiality in respect of the claimed trade secrets or proprietary information of others and knows of no violation of such obligations of confidentiality as are owed to the Company. No employee, agent or consultant of the Company is subject to confidentiality restrictions in favor of any third person the breach of which could subject the Company to any material liability.

         3.15 All cash proceeds from the sale of the Term Notes will be used as set forth in Section 5.1 hereof.

         3.16 Except as disclosed in Schedule 3.16 and as contemplated hereby, the Company is under no obligation to register under the Securities Act any of its currently outstanding securities or any of its securities which may hereafter be issued.

         3.17 Except as set forth on Schedule 3.17 hereto, the Company has no subsidiary and owns no security issued by or interest in any other corporation, partnership or other organization. The Company has valid title to and ownership of all the properties and assets purported to be owned by it, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except such as are described on Schedule 3.17 hereto. The Company enjoys peaceful and undisturbed possession under all leases under which it is operating and all such leases are valid and subsisting and in full force and effect. The Company maintains those insurances (including product liability insurance) and in the amounts set forth on Schedule 3.17 hereto.

         3.18 The Company has taken all reasonably necessary steps to investigate its usage of its properties and its operations conducted thereon and, based upon such diligent investigation, has determined that:

                  (a) to the best of its knowledge, none of the Company or any operator of its properties is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have a material adverse effect on the environment or the business, assets or financial condition of the Company;

                  (b) the Company has not received notice from any third party including without limitation any federal, state or local governmental authority,
(i) that the Company or any predecessor in interest has been identified by the United States Environmental Protection Agency ("EPA") as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any hazardous waste as defined by 42 U.S.C. Section 6903(5), any hazardous substances as defined by 42 U.S.C. Section 9601(14), any pollutant or contaminant as defined by 42 U.S.C. Section 9601(33) and any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Company or any predecessor in interest conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that any of them is or shall be a named party to any claim, action, cause of action, complaint (contingent or otherwise) legal or administrative proceeding arising out of any third party's incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

                  (c) except as set forth in Schedule 3.18, to the best of the Company's knowledge: (i) no portion of the Company's properties has been used for the handling, manufacturing, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Company or operators of its properties, no Hazardous Substances have been generated or are being used on such properties except in accordance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Company, which releases would have a material adverse effect on the value of such properties or adjacent properties or the environment; (iv) there have been no releases on, upon, from or into any real property in the vicinity of the real properties of the Company which, through soil or ground water contamination, may have come to be located on, and which would have a material adverse effect on the value of, the properties of the Company; and (v) in addition, any Hazardous Substances that have been generated on the properties of the Company, have been transported offsite only by carriers having an identification number issued by the EPA and treated or disposed of only by treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Company's knowledge, operating in compliance with such permits and applicable Environmental Laws; and

                  (d) to the best of the Company's knowledge, none of the properties of the Company are or shall be subject to any applicable environmental cleanup responsibility law or environmental restrictive transfer law or regulation by virtue of the transactions set forth herein and contemplated hereby.

         3.19 The Company has, to the best of the Company's knowledge, accurately prepared and timely filed all federal, state and other tax returns required by law to be filed by each of them, and all taxes shown to be due and all additional assessments have been paid or provision made therefor. There are no transfer, issuance or similar taxes imposed by law in connection with the issuance, sale or delivery of the Term Notes.

         3.20 Subject to the truth and accuracy of the representations of the Lender set forth in Section 3 hereof, the offer, sale and issuance of the Term Notes and the Conversion Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act, and neither the Company nor any one acting on its behalf will take any action hereafter that would cause the loss of such exemption. The Company has complied and will comply with all applicable state "blue sky" or securities laws in connection with the offer, sale and issuance of the Term Notes and the Conversion Shares as contemplated by this Agreement.

         3.21. No Default or Event of Default has occurred and is continuing, and no condition exists which would constitute an Event of Default.

         3.22. Neither the Company nor any of its subsidiaries is in default in any material respect under any contract, agreement or instrument to which it is a party or by which it or any of its properties are bound, the consequence of which default could materially adversely affect the financial condition, assets or operations of the Company or its subsidiary.

         3.23. The Company and its subsidiary are in compliance in all material respects to the best of their knowledge with any applicable provisions of ERISA and the regulations and published interpretations thereunder and of the Internal Revenue Code with respect to all Employee Benefit Plans.

         In order to induce the Company to enter into this Agreement, the Lender hereby represents and warrants to the Company as follows:

         3.24 The Lender has been duly organized, is validly existing, and is in good standing under the laws of the jurisdiction of its formation with full power and authority to own its property and to conduct its business and to enter into and perform its obligations under this Agreement and the Related Documents.

         3.25 The execution, delivery and performance of this Agreement and the Related Documents by the Lender has been duly authorized by all necessary action of the Lender.

         3.26 This Agreement and the Related Documents constitute the legal, valid and binding obligation of the Lender enforceable in accordance with their respective terms, except as the same may be modified by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity.

         3.27 The Lender has received and reviewed the Company's Disclosure Documents and the Lender or the Lender's designated representatives have concluded a satisfactory due diligence investigation of the Company and have had an opportunity to have all their questions regarding the Company satisfactorily answered.

         3.28 The Lender is acquiring the Term Notes (and, upon conversion, the Conversion Shares) for investment purposes only without intent to distribute the same, and acknowledges that (A) the Term Notes and the Conversion Shares have not been registered under the Securities Act and applicable state securities laws, and accordingly, constitute "restricted securities" for purposes of the Securities Act and such state securities laws, (B) the Lender will not be able to transfer the Term Notes and the Conversion Shares, which are highly illiquid, except upon compliance with the registration requirements of the Securities Act and applicable state securities laws or exemptions therefrom, (C) the certificates and/or instruments evidencing the Term Notes and the Conversion Shares may contain a legend to the foregoing effect, (D) the Term Notes and the Conversion Shares are speculative and involve a high degree of risk and the Lender is able to sustain the loss of the entire amount of its investment, (E) the Lender (or its members and/or officers) has previously invested in unregistered securities and has sufficient financial and investing expertise to evaluate and understand the risks of the Term Notes and Conversion Shares, and
(F) the Lender has received from the Company, and is relying on, no representations (except as set forth in this Agreement) or projections with respect to the Company's business and prospects.

         3.29 The Lender and each of its equity owners is an "accredited investor" within the meaning of Regulation D under the Securities Act.

         3.30 The Lender has not utilized the services of any finder or broker or other similar intermediary in connection with the transaction contemplated under this Agreement, and the Company does not and will not have any obligation to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.


                         SECTION 4: CONDITIONS PRECEDENT

         4.1. Conditions Precedent to Each Funding. The funding of each of the Term Loans and the purchase by the Lender of the Term Notes at each Funding (including the funding of an Acceleration Request under Section 2.1(j)) is subject to the Company's compliance with its agreements herein and to the satisfaction, on or prior to each Funding Date of the following conditions precedent:

                  (a) The purchase of and payment for the Term Notes to be purchased by the Lender shall not be prohibited by any law or governmental order or regulation, and shall not subject the Lender to any penalty or tax. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other Person with respect to any of the transactions contemplated hereby or by the Related Documents shall have been duly obtained or made and shall be in full force and effect.

                  (b) All necessary and proper proceedings shall have been taken by the Company to authorize the execution, delivery and performance of each of this Agreement and the Related Documents and of each of the transactions contemplated hereby and thereby.

                  (c) On any Funding Date there shall not exist any Default or any other condition that would result in a Default upon any Funding and the purchase and sale of any Term Note.

                  (d) Each of this Agreement and the Related Documents is in full force and effect in accordance with the express terms thereof.

         4.2 The Lender's Term Loan A Closing Conditions. In addition to the satisfaction of the conditions set forth in Section 4.1 above, the obligation of the Lender to enter into this Agreement and the Related Documents and the funding by the Lender of Term Loan A, and the purchase by the Lender of the related Term Note on Funding Date A, is conditioned on the Lender receiving, prior to or on Funding Date A, each of the following items:

                  (a)  the executed Term Note A.

                  (b)  the executed Security Agreement.

                  (c)  the executed License Agreement.

                  (d) financing statements prepared for filing in each jurisdiction where such filing is necessary to perfect the security interest of the Lender created by the Security Agreement.

                  (e) a certificate of the secretary or an assistant secretary of the Company certifying (i) an attached complete and correct copy of its bylaws, (ii) an attached complete and correct copy of resolutions duly adopted by its board of directors which have not been amended since their adoption and remain in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which it is a party; (iii) an attached complete and correct copy of its articles of incorporation, and (iv) as to the incumbency and specimen signature of each officer executing this Agreement and all other Related Documents to which it is a party, and including a certification by another officer as to the incumbency and signature of the secretary or assistant secretary executing the certificate.

                  (f) The executed Consulting Agreement and Consultant Warrant.

                  (g) The other Related Documents executed and delivered by the Company.

                  (h) Reserved.

                  (i) The representations and warranties contained or incorporated by reference herein or in the Related Documents shall be true and correct in all material respects on and as of the Funding Date A with the same force and effect as though made on and as of the Funding Date A, both before and after giving effect to the sale of Term Note A; and the Lender shall have received on Funding Date A a certificate to these effects signed by the Chief Executive Officer or Chief Operating Officer of the Company.

                  (j) Gallagher, Briody & Butler, counsel to the Company, shall have executed and delivered a legal opinion in favor of the Lender in substantially the form of Exhibit 4.2(j) hereto.

         4.3. Conditions Precedent to Subsequent Fundings. In addition to the satisfaction of the conditions set forth in Section 4.1 above, the funding by the Lender of each of Term Loans B, C, D, E, and F, and the purchase by the Lender of the related Term Notes at each Funding (including the funding of an Acceleration Request under Section 2.1(j)), is subject to the satisfaction of the following conditions precedent (except to the extent waived in writing by the Lender in its sole discretion):

                  (a) the executed Term Note B, C, D, E, or F (or Term Note evidencing any Term Loan pursuant to an Acceleration Request), as the case may be.

                  (b) on each Funding Date, the Company is in material compliance with the representations set forth in Sections 3.1, 3.4, 3.5, 3.6 (but without regard to any Encumbrance or other claim, issue, or development, which individually is valued by the Company in good faith at not more than $150,000 and in the aggregate are valued by the Company in good faith at not more than $1,000,000, or which arises after the date hereof by operation of law), 3.9, 3.12 (but only as to pending litigation that would call into question the transaction contemplated by this Agreement), 3.13, 3.14 (but without regard to any claim, issue or development relating to Bellcore lithium-ion rechargeable battery patents and also without regard to any license agreement, technology development agreement, joint venture agreement, or other agreement that the Company enters into after the date hereof with an original equipment manufacturer ("OEM") or other third party), and 3.20 hereof and the Company shall certify in writing to the Lender to the same effect as of such Funding Date. In the event that the Company enters into one or more Strategic Alliances (as defined in the Consulting Agreement) and the cash proceeds thereof actually received by the Company (whether upfront payment, milestone payment, royalty, or other) equal or exceed $5,000,000, then the conditions set forth in this Section 4.3(b) shall thereupon terminate in the entirety and not be applicable on any Funding Date thereafter, and the Company and Lender shall so notify the Escrow Agent and modify the Escrow Agreement consistent herewith.

         4.4 Company's Conditions to Each Funding. The borrowing by the Company under each of the Term Loans contemplated hereby is subject to the Lender's compliance with its agreements herein and to the satisfaction, on or prior to each Funding Date of the following conditions:

                  (a) The purchase of and payment for the Term Notes to be purchased by each of the Lender shall not be prohibited by any law or governmental order or regulation, and shall not subject the Lender to any penalty or tax. All necessary consents, approvals, licenses, permits, orders and authorizations of, or registrations, declarations and filings with, any governmental or administrative agency or of any other Person with respect to any of the transactions contemplated hereby or by the Related Documents shall have been duly obtained or made and shall be in full force and effect.

                  (b) All necessary and proper proceedings shall have been taken by the Lender to authorize the execution, delivery and performance of each of their Agreement and the Related Documents and of each of the transactions contemplated hereby and thereby.

                  (c) On any Funding date there shall not exist any material breach by the Lender with respect to any of its obligations or representations in this Agreement or the Related Documents.

         4.5 The Company's Term Loan A Closing Conditions. The obligation of the Company to enter into this Agreement and the Related Documents is conditioned on the Company receiving, prior to or on Funding Date A, each of the following items:

                  (a) Funding of Term Loan A.

                  (b) The Related Documents executed by the Lender.

                  (c) A certificate of the secretary or an assistant secretary of the Manager of the Lender certifying (i) an attached complete and correct copy of the Lender's certificate of formation, (ii) an attached complete and correct copy of resolutions duly adopted by its Manager which have not been amended since their adoption and remain in full force and effect, authorizing the execution, delivery and performance of this Agreement and the Related Documents to which the Lender is a party; and (iii) as to the incumbency and specimen signature of each officer of the Manager executing this

         Agreement and all other Related Documents to which the Lender is a party for and on behalf of the Lender, and including a certification by another officer as to the incumbency and signature of the secretary or assistant secretary executing the certificate.

                  (d) The executed Escrow Agreement and satisfactory evidence of the full funding of the Escrow Account (as defined therein) in the amount of the Investment Amount minus the principal amount of Term Note A pursuant to which the Company shall receive the Investment Amount minus the principal amount of Term Note A.

                  (e) Each of the promissory notes evidencing the July/August Bridge Loans shall have been marked "cancelled; paid in full" and surrendered to the Company, and shall have been satisfied as the result of the credit against the principal of Term Loan A by the Company to the Lender in the amount of the Bridge Loan Adjustment. The Company, the July/August Bridge Loan lenders, and the Lender shall have executed and delivered such other documentation as reasonably required by the Company to effectuate the preceding sentence.

                  (f) Chu, Ring & Hazel LLP, counsel to the Lender, shall have executed and delivered a legal opinion in favor of the Company in substantially the form of Exhibit 4.5(f) hereto.


                        SECTION 5: AFFIRMATIVE COVENANTS

         The Company covenants and agrees that from and after the date of this Agreement and until the entire amount of all Obligations to the Lender are paid in full or converted into Conversion Shares it shall:

         5.1 Use of Proceeds; Anti-dilution. (a) Use the proceeds of the Term Loans (I) for working capital to take its lithium-ion polymer battery technology to the marketplace by (i) demonstrating and beginning the scale up of the low cost continuous flow manufacturing process; (ii) distributing cell samples made on the prototype production line to selected Original Equipment Manufacturers
(OEMs); (iii) completing the baseline cell optimization; (iv) working with selected OEMs to develop prototype battery packs for specific device applications; (v) commencing initial commercial production of battery packs for OEM customers using the prototype production line, and (vi) payment of legal fees and expenses in connection with the closing of the transaction contemplated by this Agreement and working capital; and (II) in accordance with the breakdown set forth in Exhibit 2.1(a) hereto, subject to the Company's right to reallocate any such breakdown in good faith for reasonable business purposes of the Company as determined by the Company's Chief Executive Officer or Chief

Operating Officer, provided that the Company shall be permitted to reallocate more than 10% of any of the line items set forth in any such breakdown only upon receiving the prior written consent of Neil Bush which shall not be unreasonably withheld nor delayed.

         (b) If and on each occasion that the Company shall, at any time or from time to time after the date hereof through and including the earlier of (A) the conversion and/or payment in full of the Term Notes or (B) the eighteen-month anniversary of the date of this Agreement, issue or sell Common Stock or rights, options or warrants to purchase Common Stock or any securities convertible into Common Stock ("New Securities"), other than as a dividend or other distribution on any class of stock or upon a subdivision or combination of shares of Common Stock, for a consideration per share less than both (i) the fair market value thereof (as determined by reference to the mean of the high and low bid price on the ten (10) business days immediately preceding the date of issuance or sale of the New Securities, as reported by the Trading and Market Services Division of the NASDAQ Stock Market, Inc. or, if the stock is then listed on the OTC Bulletin Board, by the National Association of Securities Dealers, Inc., or, if the stock listed on the NASDAQ system is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors in good faith in the exercise of their best business judgment taking into account all relevant information known to them) and (ii) $.28 per share (adjusted for stock dividends, stock splits, combinations and the like subsequent to the date hereof), then the Company shall grant to each Holder a right of first of refusal to purchase a pro rata portion of the New Securities proposed to be issued, determined with reference to the aggregate number of outstanding shares of Common Stock held by such Holder computed on a fully diluted basis before the proposed issuance of the New Securities. The right of first refusal granted hereunder shall terminate if unexercised within thirty
(30) days after receipt of the notice from the Company of its intent to issue the New Securities. Notwithstanding anything contained herein to the contrary, the Holders shall not have the right of first refusal with respect to: (i) New Securities issued pursuant to the acquisition of another corporation by the Company by merger, purchase of all or substantially all of the assets or other reorganization, (ii) New Securities issued to employees, consultants, professionals, advisers or directors of the Company upon the exercise of stock options or pursuant to stock purchase agreements or other incentive plans, trusts or other arrangements, which are approved by the Board of Directors of the Company, or (iii) any New Securities issued in connection with the Company's October 1996 $1.75 million bridge loan or the restructuring thereof.

         5.2 Indemnity. Indemnify the Lender against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind or nature whatsoever, including without limitation, reasonable attorneys' fees and expenses, incurred by the Lender arising out of any misrepresentation by the Company herein and/or breach by the Company of any covenant contained herein provided, however, that such indemnity shall not be available to any party seeking indemnification to the extent that any such losses, claims, damages, liabilities or related expenses are caused by any gross negligence or willful misconduct of the party seeking indemnification. The foregoing indemnities shall survive until one year following the repayment of the Obligations or the conversion of all of the Term Notes and interest into the Conversion Shares, whichever occurs first. The refusal or failure of the Lender to fund any Term Loan in breach of this Agreement shall result in the immediate invalidity and unenforceability of this indemnity but without limitation of any other rights and remedies of the Company.

         5.3 Reservation of Shares. The Company shall at all times reserve for issuance out of the authorized but unissued shares of common stock of the Company a number of shares equal to the maximum number of shares that may be issued upon conversion of all of the Term Notes. The Lender covenants and agrees, that from and after the date of this Agreement and until the termination Date and until the entire amount of all Obligations are paid in full, it shall:

         5.4 Election of Director. Effective as of the Company's next Board meeting after the funding of Term Loan A, the Board of Directors of the Company shall take such action as is necessary to create one (1) new directorship and the Company shall use its best efforts to cause a nominee of the Lender reasonably satisfactory to the Company's Board to be elected by the Board as a director of the Company. In the event of any misrepresentation by the Lender in this Agreement or breach by the Lender of any of its obligations in this Agreement, such director shall be deemed to have resigned from the Company's Board effective as of the date of the Company's written notice to the Lender of such misrepresentation and/or breach. So long as not less than 10% of the Term Notes remain outstanding or, as the case may be, not less than 10% of the Conversion Shares are owned by the Lender and/or the Holders, and the Lender is not in breach of this Agreement, the Company shall cause one representative of the Lender to be nominated among management's slate of nominees for election to the Board of Directors of the Company and the Company shall use its best efforts to cause such representative to be elected to the Company's Board at each annual meeting of the stockholders or any special meeting called for the purpose of electing directors of the Company.

         The Company covenants and agrees that from and after the date of this Agreement and until the entire amount of all Obligations to the Lender are paid in full or converted into Conversion Shares it shall not:

         5.5 No Pledge of Patent Rights. Mortgage, pledge or create a security interest in, or permit a subsidiary to mortgage, pledge or create a security interest in the patents, patent applications or any other intellectual property rights of the Company or any subsidiary.

         The Lender covenants and agrees that from and after the date of this Agreement it shall:

         5.6 Funding of Terms Loans. Fund each and every Term Loan promptly and in accordance with the terms of this Agreement. The Lender shall not directly or indirectly impede or otherwise interfere with any right that the Company may have to draw upon the Escrow Account referred to in Section 4.5(d) hereof.

         5.7 Indemnity. Indemnify the Company against any and all losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs and expenses of any kind or nature whatsoever, including without limitation, reasonable attorneys' fees and expenses, incurred by the Company arising out of any misrepresentation by the Lender herein and/or breach by the Lender of any covenant contained herein provided, however, that such indemnity shall not be available to any party seeking indemnification to the extent that any such losses, claims, damages, liabilities or related expenses are caused by any gross negligence or willful misconduct of the party seeking indemnification. The foregoing indemnities shall survive until one year following the repayment of the Obligations or the conversion of all of the Term Notes and interest into the Conversion Shares, whichever occurs first.

         5.8 Confidentiality. The Lender agrees to keep confidential any and all non-public information delivered or made available to the Lender by the Company except for disclosures, as necessary, made by the Lender to the Lender's officers, directors, employees, agents, counsel and accountants each of whom shall be notified by the Lender of this confidentiality covenant and for whom the Lender shall be liable in the event of any breach of this covenant by any such individual or individuals; provided, however, that nothing herein shall prevent the Lender from disclosing such information (i) upon the order of any court or administrative agency, (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over the Lender, (iii) which has been publicly disclosed or (iv) to any of its members provided that any such members agree in writing (with a copy provided to the Company) to be bound by confidentiality provisions in form and substance substantially as are contained herein. In the event of a mandatory disclosure as described in clause (i) and/or
(ii) of the preceding sentence, the Lender shall promptly notify the Company in writing of any applicable order, request or demand for such information, cooperate with the Company if and to the extent that the Company elects to seek an appropriate protective order or other relief from such order, request, or demand, and disclose only the minimal amount of information ultimately required to be disclosed. The Lender acknowledges and agrees that the cash spending plans furnished to the Lender by the Company from time to time are for informational purposes only and shall be kept confidential by the Lender in accordance with this Agreement. The Lender shall not use for its own benefit, nor permit any other person to use for such person's benefit, any of the Company's non-public information including, without limitation, in connection with the purchase and/or sale of the Company's securities.

         5.9 Strategic Commercialization Alliance. The Company reserves the right to negotiate and enter into a Strategic Alliance or other arrangement with one or more parties other than potential partners presented by the Lender and/or by Interlink Management Corporation.


                         SECTION 6: DEFAULT AND REMEDIES

         6.1 Events of Default Defined. The Company shall be in default under this Agreement upon the occurrence of: (i) any of the events specified in
Section 6.1(a) hereof and the failure to cure such default within ten (10) Business Days after receipt of written notice thereof from the Lender; (ii) any of the events specified in Section 6.1(b) hereof and the failure to cure such default within twenty (20) Business Days after receipt of written notice thereof from the Lender; or (iii) any of the events specified in Section 6.1(c) hereof (any of the foregoing being an "Event of Default"):

         (a) Failure to make any principal payment or interest payment required under a Term Note when due thereunder;

         (b) Any material default, breach, or misrepresentation shall occur under the terms and provisions of this Agreement or any Related Document;

         (c) If the Company or any of its subsidiaries shall fail to pay when due, or within any applicable grace period, obligations for borrowed money in the aggregate amount of not less than $100,000; or

         (d) Insolvency of, business failure of, or an assignment for the benefit of creditors by or the filing of a petition under bankruptcy, insolvency or debtor's relief law, or for any readjustment of indebtedness, composition or extension by the Company or any of its subsidiaries, or commenced against the Company or any of its subsidiaries which is not discharged within sixty (60) Business Days.

         6.2 Remedies Upon Event of Default. Upon the occurrence of an Event of
Default:

         (a) specified in clause (d) of Section 6.1, then the entire amount of the Obligations shall be automatically accelerated and immediately due and payable;

         (b) specified in clauses (a), (b) or (c) of Section 6.1, then the Lender may (1) immediately terminate the Lender's obligation to make or fund any Term Loan (or any portion thereof) and the same shall immediately terminate; and
(ii) declare the entire amount of the Obligations immediately accelerated, due and payable; and

         (c) the Lender shall have all of the rights and remedies provided to the Lender by the Related Documents, at law and in equity, by statute or otherwise, and no remedy herein conferred upon the Lender is intended to be exclusive of any other remedy and each remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law, in, equity, by statute or otherwise.


                               SECTION 7: RESERVED


                            SECTION 8: MISCELLANEOUS

         8.1. Transfer of Securities. If, at any time of any conversion, transfer (other than a conversion or transfer not involving a change in the beneficial ownership of such securities) or surrender for exchange of any Term Note or any Term Note Conversion Shares issued upon exchange or conversion, or in replacement thereof (or in respect of such securities), such securities shall not be registered under the Securities Act or qualified under any applicable state securities law, the Company may require, as a condition of allowing such conversion, transfer or exchange, that the holder or transferee of such securities, as the case may be, furnish to the Company such information as, in the reasonable opinion of counsel for the Company, is necessary in order to establish that such exercise, transfer or exchange may be made without registration under the Securities Act or qualification under such state securities law; provided, however, that nothing contained in this Section 8.1 shall relieve the Company from complying with the provisions of Section 2.6 hereof or any provision of the Certificate of Incorporation (as amended).

         8.2. Legends. To the extent applicable, each note, certificate or other document evidencing any of the Term Notes to be purchased and sold pursuant to this Agreement or any Conversion Shares issued upon conversion of the Securities shall be endorsed with the legends set forth below, and the Lender on behalf of itself and each Holder covenants that, except to the extent such restrictions are waived by the Company, it shall not transfer the Term Note or shares represented by any such note or certificate without complying with the restrictions on transfer described in the legends endorsed on such note or certificate:

                  (a) The following legend under the Securities Act: "THE NOTE/SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED ABSENT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL AND FROM ATTORNEYS REASONABLY ACCEPTABLE TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

                  (b) If required by the authorities of any state in connection with the issuance or sale of the Term Notes or the Conversion Shares issued upon conversion of the Term Notes, the legend required by such state authority.

         8.3.  Removal of Legends.

                  (a) Any legend endorsed on a note or certificate pursuant to
Section 8.2(a) hereof shall be removed (i) if the securities to be purchased and sold pursuant to this Agreement or Conversion Share issued upon conversion of securities represented by such note or certificate shall have been effectively registered under the Securities Act, (ii) if such note or shares may be transferred in compliance with Rule 144 promulgated under the Securities Act, or
(iii) if the holder of such note or shares shall have provided the Company with an opinion of counsel, in form and substance reasonably acceptable to the Company and its counsel and from attorneys reasonably acceptable to the Company and its counsel, stating that the proposed sale, transfer or assignment of such note or shares may be made without registration.

                  (b) Any legend endorsed on a certificate pursuant to Section 8.2(b) hereof shall be removed if the Company receives an order of the appropriate state authority authorizing such removal or if the holder of Term Notes to be purchased and sold pursuant to this Agreement or Conversion Shares issued upon conversion of the Term Notes provides the Company with an opinion of counsel, in form and substance reasonably acceptable to the Company and its counsel and from attorneys reasonably acceptable to the Company and its counsel, stating that such legend may be removed.

         8.4 Assignability; Successors. The provisions of this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto. The Company's rights and liabilities under this Agreement and the Related Documents are not assignable in whole or in part without the prior written consent of the Lender. The Lender's rights and liabilities under this Agreement and the Related Documents are not assignable in whole or in part, except to its members, without the prior written consent of the Company.

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



         8.5 Survival. All agreements, covenants, representations and warranties made by the Company or by the Lender herein and in the Related Documents shall survive the execution and delivery of this Agreement and the Related Documents.

         8.6 GOVERNING LAW. THIS AGREEMENT AND THE RELATED DOCUMENTS SHALL BE GOVERNED BY THE INTEGRAL LAWS OF THE STATE OF NEW JERSEY EXCEPT TO THE EXTENT OF THE PENNSYLVANIA UCC'S GOVERNANCE OF THE SECURITY AGREEMENT.

         8.7 Counterparts: Headings. This Agreement and the Related Documents may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and shall not affect the construction of this Agreement.

         8.8 Entire Agreement, Amendments. This Agreement, the Exhibits, Schedules, and the Related Documents contain the entire understanding of the parties with respect to the subject matter hereof, and supersede all other representations and understandings, oral or written, with respect to the subject matter hereof. No amendment, modification, alteration, or waiver of the terms of this Agreement or consent required under the terms of this Agreement shall be effective unless made in a writing, which makes specific reference to this Agreement and which has been signed by the Company and the Lender. Any such amendment, modification, alteration, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

         8.9 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given or made when delivered in hand, deposited in the mail, or sent by facsimile, with confirmation (if sent by facsimile on a non-Business Day, receipt shall be deemed to have occurred on the next succeeding Business Day). Communications or notices shall be delivered personally or by certified or registered mail, postage, or by facsimile and addressed as follows, unless and until either of such parties notifies the other in accordance with this section of a change of address:


         if to the Company              Lithium Technology Corporation
                                        5115 Campus Drive
                                        Plymouth Meeting, Pennsylvania 19462
                                        Att:  David J. Cade, President
                                        Tel: 610-940-6090
                                        Fax: 610-940-6091

         with copies to:                Gallagher, Briody & Butler
                                        212 Carnegie Center
                                        Suite 402 Princeton, New Jersey 08540
                                        Tel: (609) 452-6000
                                        Fax: (609) 452-0090

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



         if to the Lender:                  Lithium Link LLC
                                            10000 Memorial Drive
                                            Suite 920
                                            Houston, Texas 77024
                                            Tel: (713) 683-9990
                                            Fax: (713) 683-0943

         with copies to:                    Chu, Ring & Hazel LLP
                                            253 Summer Street
                                            Boston, Massachusetts 02210
                                            Tel: (617) 443-9800
                                            Fax: (617) 443-9840

         8.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.11 Conflicts and Ambiguities. In the event of any ambiguity or conflict as between the terms of this Agreement, the Related Documents or any other document executed and delivered pursuant to this Agreement, the terms of this Agreement shall control.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                                  LITHIUM TECHNOLOGY CORPORATION

                                                  By:_________________________
                                                     Name:
                                                     Title:


                                                  LITHIUM LINK LLC

                                                  By:_________________________
                                                     Name:
                                                     Title:





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